Exhibit 99.3

AGREEMENT

THIS AGREEMENT, dated as of June 30, 2011 (this “Agreement”), by and between DECISIONPOINT SYSTEMS, INC., a Delaware corporation (the “Company”), with headquarters located at 19655 Descartes, Foothill Ranch, CA 92610-2609, SIGMA OPPORTUNITY FUND II, LLC, with headquarters located at 800 Third Avenue, Suite 1701, New York, NY  10022 (“Sigma”) and DONALD W. ROWLEY, with an address at 65 Ridgefield Road, Wilton, CT 06897 (“Rowley”).

W I T N E S S E T H:

WHEREAS, the Company is entering into an Exchange Agreement, of even date herewith (the “Exchange Agreement”), with Sigma pursuant to which the Company will issue 1,286,667 shares of Preferred Stock and 490,000 shares of Common Stock to Sigma in exchange for the Note;

WHEREAS, the Company currently has outstanding accounts payable to Rowley in the amount of $1,227,334.86 (the “AP Amount”), which AP Amount currently accrues interest at the rate of 25% per annum;

WHEREAS, Rowley has agreed to convert $411,733 of the AP Amount as set forth herein and that the interest rate on the balance of the AP Amount not so converted shall be reduced as set forth herein;

WHEREAS, all capitalized terms used herein and not otherwise defined, shall have the meanings set forth in the Exchange Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           The parties agree that, on the Closing Date, $411,733 of the AP Amount shall be converted into 128,667 shares of Preferred Stock and Rowley shall be issued 49,000 shares of Common Stock.  Rowley shall also be issued shares of Common Stock in an amount equal to an aggregate of 10% of any additional shares of Common Stock issued to Sigma from time to time pursuant to, and in accordance with, Section 4(n) of the Exchange Agreement.

2.            The parties further agree that the interest rate on the balance of the AP Amount not converted hereunder shall be reduced to 12% per annum until such time as the annual dividend rate on the Preferred Stock is increased to 12% per annum (month 17) and 20% per annum (month 31), at which times the interest rate on the AP Amount then outstanding shall be 16% and 25%, respectively.

3.           MISCELLANEOUS.

(a)           Governing Law.
  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           Counterparts.
  This Agreement may be executed in counterparts and by the parties hereto on separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  A telephone line facsimile or electronic transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

(c)           Further Assurances.
  Each party to this Agreement will perform any and all acts and execute any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers or other representatives thereunto duly authorized on the respective dates set forth below their signatures hereto.

SIGMA OPPORTUNITY FUND II, LLC

By:	Sigma Capital Advisors, LLC,
its managing member

By:	/s/ Thom Waye
Thom Waye
Manager

DECISIONPOINT SYSTEMS, INC.

By:
Name:
Title:

/s/ Donald Rowley
Donald Rowley

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